CONTACTS:             Robert Fulton - Vice President and Treasurer
                      (602) 852-6600
                      Investor Relations - Ugly Duckling Corporation
                      Investor-relations@uglyduckling.com


   Ugly Duckling Announces Court Approval of Settlement of Delaware Litigation

PHOENIX - (BUSINESS  WIRE) - April 19, 2002 - Ugly  Duckling  Corporation  (AMEX
UGY), today reported court approval of the settlement of derivative and class action litigation filed in Delaware. This litigation, captioned In Re Ugly Duckling Corporation Shareholders Derivative and Class Action, Consol. C.A. No. 18746-NC. , is related to the Company's recently completed going private transaction.

Under the court order, a class was certified, the settlement was found to be fair, reasonable, adequate and in the best interests of the class, all claims were released, no additional consideration was ordered to be paid to shareholders, and plaintiffs' counsel received an award of $1,000,000 for fees and $50,000 for costs. The court order will become final if not appealed within the next thirty days.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 76 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.